EXHIBIT 10.2

                           LETTER AGREEMENT REGARDING
                APPRAISAL SERVICES AND BUSINESS PLAN PREPARATION

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March 11, 1998



The Board of Directors
Home Federal Savings and Loan Association
55 N. Main Street
P.O. Box 311
Niles, Ohio 44446

Re:  Business Plan Proposal

Attention:  Mr. William L. Stephens, President and Chief Executive Officer

This letter represents our proposal to prepare a complete Business Plan for Home Federal Savings and Loan Association ( "Home Federal" or the "Association") to fulfill the requirements of the Office of Thrift Supervision ("OTS") relating to the Association's stock conversion. The Plan will focus on Home Federal's new three-year pro formas, the conversion impact on the Association and the planned use of proceeds.

Keller & Company is experienced in preparing business plans for filing with and approval by regulatory agencies. We prepared thirty-two business plans in 1995, thirty in 1996 and thirty-four in 1997, and all have been approved. Your Plan will be based on the format provided in the attached Exhibit A. We will prepare the three-year pro formas and each discussion section in accordance with regulatory requirements and based on your input. Our objective is to ensure that your Business Plan is in compliance with all applicable requirements, and that management and directorate are knowledgeable of and comfortable with the assumptions, commitments and projections contained in the Plan, making the Plan useful for the future.

Exhibit B provides a sample set of typical pro formas. Your pro formas will incorporate the most current interest rate projections provided by OTS. Our procedure is to request key financial information, including TFR Reports, investment portfolio mix, recent lending activity, savings activity, costs and yields and other data from Home Federal. Based on a review of this information, I will then meet with management to discuss your plans and expectations for 1998, 1999 and 2000, focusing on such items as use of proceeds, deposit growth expectations, loan origination projections, secondary market activity, new products and services, increases in general valuation allowance, new branches, capital improvements, increases in fixed assets, investment strategy, increases in board fees and total compensation, etc. We will then prepare financial projections tying the beginning figures to your December 31, 1997, balances, incorporating your current yields on interest-earning assets and your current costs of

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Board of Directors
March 11, 1998
Page 2


interest-bearing liabilities. Assets and liabilities will be repriced based on their maturity period, with such items tied to rate indices and their yields and costs adjusting based on interest rate trends. The projections will be based on your actual performance in 1997, in conjunction with the input from our discussions. We can introduce numerous scenarios for internal use as part of the preparation of the business plan to show the impact of alternative strategies.

With each set of pro formas, we will send you a discussion summary of the assumptions for easy review and comments (Exhibit C). After your review of the pro formas, we will make any adjustments that are required. When the pro formas are complete, we will provide you with the final pro forma financial statements, as well as pro formas for the holding company (Exhibit D).

With regard to the Business Plan text, we will complete each section in draft form for your review, and revise each section based on your comments and requests. We will also send a copy to your counsel for their input and comments. The Plan will be in full compliance with all regulatory requirements. We also prepare a quarterly comparison chart each quarter after the conversion for your presentation to the board, showing the quarterly variance in actual performance relative to projections and provide comments on the variance.

Our fee for the preparation of the Business Plan text and pro formas is $5,000, including out-of-pocket expenses for travel, copying and binding.

I look forward to possibly working with you.

Sincerely,

KELLER and COMPANY, INC.


/s/ Michael R. Keller
---------------------

Michael R. Keller
President

MRK:jmm
enclosure

Accepted this 3rd day of June, 1998.


/s/ William L. Stephens
-------------------------------------
William L. Stephens
President and Chief Executive Officer

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March 11, 1998



The Board of Directors
Home Federal Savings and Loan Association
55 N. Main Street
P.O. Box 311
Niles, Ohio 44446


Re:  Conversion Valuation Agreement

Attn:  Mr. William L. Stephens, President

     Keller and Company, Inc. (hereinafter referred to as KELLER) hereby proposes to prepare an independent conversion appraisal of Home Federal Savings and Loan Association, Niles, Ohio (hereinafter referred to as HOME FEDERAL), relating to the conversion of HOME FEDERAL from a mutual to a stock institution. KELLER will provide a pro forma valuation of the market value of the shares to be sold in the proposed conversion of HOME FEDERAL.

     KELLER is a financial consulting firm that primarily serves the financial institution industry. KELLER is experienced in evaluating and appraising thrift institutions and thrift institution holding companies. KELLER is an experienced conversion appraiser for filings with the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"), and is also approved by the Internal Revenue Service as an expert in bank and thrift stock valuations.

     KELLER agrees to prepare the conversion appraisal in the format required by the OTS in a timely manner for prompt filing with the OTS and the Securities and Exchange Commission and also agrees to prepare an analysis of the effect of the establishment of a charitable foundation in connection with the conversion in the conversion appraisal. KELLER will provide any additional information as requested and will complete appraisal updates in accordance with regulatory requirements.

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     The appraisal  report will provide a detailed  description of HOME FEDERAL, including its financial condition,  operating  performance,  asset quality, rate
sensitivity  position,  liquidity  level  and  management  qualifications.   The
appraisal will include a description of HOME FEDERAL's market area, including both economic and demographic characteristics and trends. An analysis of other publicly-traded thrift institutions will be performed to determine a comparable group, and adjustments to the appraised value will be made based on a comparison of HOME FEDERAL with the comparable group.

     In making its appraisal, KELLER will rely upon the information in the Subscription and Community Offering Circular (Prospectus), including the financial statements. Among other factors, KELLER will also consider the following: the present and projected operating results and financial condition of HOME FEDERAL; the economic and demographic conditions in HOME FEDERAL's existing marketing area; pertinent historical financial and other information relating to HOME FEDERAL; a comparative evaluation of the operating and financial statistics of HOME FEDERAL with those of other thrift institutions; the proposed price per share; the aggregate size of the offering of common stock; the impact of the conversion on HOME FEDERAL's capital position and earnings potential; HOME FEDERAL's proposed dividend policy; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In preparing the appraisal, KELLER will rely solely upon, and assume the accuracy and completeness of, financial and statistical information provided by HOME FEDERAL, and will not independently value the assets or liabilities of HOME FEDERAL in order to prepare the appraisal.

     Upon completion of the conversion appraisal, KELLER will make a presentation to the board of directors of HOME FEDERAL to review the content of the appraisal, the format and the assumptions. A written presentation will be provided to each board member as a part of the overall presentation.

     For its services in making this appraisal, KELLER's fee will be $19,000, plus out-of-pocket expenses not to exceed $500. The appraisal fee will include the preparation of one valuation update and any requested analysis regarding the financial impact of a charitable foundation in the conversion appraisal. All additional valuation updates will be subject to an additional fee of $1,000 each. Upon the acceptance of this proposal, KELLER shall be paid a retainer of $3,000 to be applied to the total appraisal fee of $19,000, the balance of which will be payable at the time of the completion of the appraisal.

     HOME FEDERAL agrees, by the acceptance of this proposal, to indemnify KELLER and its employees and affiliates for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement

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or untrue statement of a material fact in information supplied to KELLER by HOME
FEDERAL or by an intentional omission by HOME FEDERAL to state a material fact in the information so provided, except where KELLER or its employees and affiliates have been negligent or at fault.

     KELLER agrees to indemnify HOME FEDERAL and its employees and affiliates for certain cost and expenses, including reasonable legal fees, in connection with claims or litigation relating to or based upon the negligence or willful misconduct of KELLER or its employees or affiliates.

     This proposal will be considered accepted upon the execution of the two enclosed copies of this agreement and the return of one executed copy to KELLER, accompanied by the specified retainer.


                                         KELLER and COMPANY, INC.


                                         By: /s/ Michael R. Keller
                                             ---------------------
                                             Michael R. Keller
                                             President



                                         HOME FEDERAL SAVINGS AND LOAN
                                           ASSOCIATION


                                         By: /s/ William L. Stephens
                                             -----------------------
                                             William L. Stephens
                                             President

                                         Date: June 3, 1998